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                                                                    Exhibit 99.1
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FOR IMMEDIATE RELEASE
Douglas A. Shumate
Chief Financial Officer
706-645-8189


              ITC/\DELTACOM, INC. COMPLETES PRIVATE DEBT OFFERING

WEST POINT, GEORGIA (November 5, 1998)--ITC/\DeltaCom, Inc. (NASDAQ/NMS: ITCD) today announced completion of a private offering of $125 million of 9-3/4% Senior Notes due 2008 (the "Notes"). Interest on the Notes will be payable semi-annually on May 15 and November 15, commencing May 15, 1999.

The Company intends to use the net proceeds from the private offering to fund market expansion, the on-going development and construction of the Company's fiber optic network, product development and general corporate purposes. The Company also announced that it has amended its secured revolving credit facility with NationsBank, N.A., to permit the issuance of and payments on the Notes, and to maintain the lenders' committment under the facility at $50 million. No amounts are outstanding under the credit facility.

The Notes have not been registered under the Securities Act of 1933 or any state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

ITC/\DeltaCom, Inc., headquartered in West Point, GA, provides integrated telecommunications services to mid-sized and major regional businesses in the southern United States, and is a leading regional provider of wholesale long-haul services to other communications companies. The Company's business communication services include local exchange service, long distance, enhanced data, Internet, and operator services, and the sale and maintenance of customer premise equipment. The Company operates 22 branch offices in eight states, and its 10-state, 6,970-mile fiber optic network reaches over 70 points of presence. The Company has an interconnection agreement with BellSouth Corporation for resale and access to unbundled network elements, and is a certified Competitive Local Exchange Carrier (CLEC) in all nine BellSouth states.
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FOR IMMEDIATE RELEASE
Douglas A. Shumate
Chief Financial Officer
706-645-8189


              ITC/\DELTACOM, INC. UNDERTAKES PRIVATE DEBT OFFERING

WEST POINT, GEORGIA (October 29, 1998)--ITC/\DeltaCom, Inc. (NASDAQ/NMS: ITCD) announced today that it intends to commence a private offering of $125 million of 9-3/4% Senior Notes due 2008 (the "Notes").

The Company intends to use the net proceeds from the private offering primarily to fund market expansion, the on-going development and construction of the Company's fiber optic network, product development and general corporate purposes, and to replace available borrowings under the Company's $50 million secured revolving credit facility which, after the private offering, will no longer be available to the Company.

The Notes to be offered will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States unless registered, except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

ITC/\DeltaCom, Inc., headquartered in West Point, GA, provides integrated telecommunications services to mid-sized and major regional businesses in the southern United States, and is a leading regional provider of wholesale long-haul services to other communications companies. The Company's business communication services include local exchange service, long distance, enhanced data, Internet, and operator services, and the sale and maintenance of customer premise equipment. The company operates 22 branch offices in eight states, and its 10-state, 6,970-mile fiber optic network reaches over 70 points of presence. The Company has an interconnection agreement with BellSouth Corporation for resale and access to unbundled network elements, and is a certified Competitive Local Exchange Carrier (CLEC) in all nine BellSouth states.